FOR IMMEDIATE RELEASE	For more information contact
November 2, 2006	Kelvin R. Collard (281) 230-2512

GUNDLE/SLT ENVIRONMENTAL, INC.
ANNOUNCES THIRD QUARTER RESULTS
AND REPORT ON NEW ORDERS AND BACKLOG

HOUSTON (November 2, 2006) - Gundle/SLT Environmental, Inc. (GSE), today reported net income of $4,665,000 for the quarter ended September 30, 2006, compared with net income of $4,873,000 for the comparable period in 2005. Net loss for the first nine months of 2006 was $4,170,000, compared to net income of $1,046,000 for the first nine months of 2005.

“Although our revenue and units shipped for the third quarter were higher than those for the same period last year, our operating income for the quarter was not in line with our expectations. The decline in operating income was due primarily to the world-wide competitive nature of our business, our contractual inability to raise our selling prices to keep pace with the numerous increases in raw material prices, and the negative results from our installation services in the United Kingdom. We have decided to no longer offer installation services in the United Kingdom starting in 2007,” said Samir T. Badawi, President and Chief Executive Officer.

Revenues for the third quarter of 2006 were $122.8 million, up from $97.6 million for the same quarter of 2005. The increase in revenues was primarily due to a 17.3% increase in shipments and a 7.2% increase in prices. U.S. shipments increased 18.3% and foreign shipments increased 16.4% in the third quarter of 2006 compared to the same period in 2005. The Company’s newly acquired Chilean operations accounted for 59% of the increase in foreign revenues. For the first nine months of 2006, revenues were $269.7 million, up from $244.2 million for the first nine months of 2005. The increase in revenues was primarily due to a 9.1% increase in sales prices, due to higher raw material costs. U.S. shipments were 4.4% lower and foreign shipments were up 5.8% in the first nine months of 2006 compared to the same period in 2005. The increase in volumes from the newly acquired Chilean operations offset lower U.S. and European shipments.

Backlog as of September 30, 2006 was $103.1 million compared with $82.8 million at the same time last year. Backlog was $8.0 million higher in the U.S. and $12.3 million higher in foreign markets.

Gross profit for the third quarter of 2006 was $18.6 million, compared with $21.3 million in the third quarter of 2005. Gross profit as a percentage of sales and operating revenues, was 15.1% for the third quarter of 2006, compared to 21.8% for the third quarter of 2005. The decline resulted primarily from the Company’s inability to raise sales prices soon enough to match the increase in raw material costs. Gross profit on a dollar per unit basis in the third quarter of 2006 was $0.065 lower than the same period in 2005. Gross profit for the first nine months of 2006 was $37.6 million compared to $42.5 million in the first nine months of 2005. The decline in profit was primarily due to lower margins on a dollar per unit basis in the first nine months of 2006 compared to the same period in 2005.

Selling, general and administrative expenses were $8.3 million for the third quarter of 2006, compared to $8.5 million in the third quarter of 2005. The decline in SG&A expenses in the third quarter of 2006 was due to lower bad debt expenses when compared to the same period in 2006. The increase of $717,000 related to the newly acquired Chilean operations was partially offset by expenses of $623,000 for legal and professional fees and out-of-pocket expenses related to the investigation of a potential acquisition candidate during the third quarter of 2005. For the first nine months of 2006, selling, general and administrative expenses were $27.8 million compared to $25.4 million for the same period in 2005. The increase was primarily due to the newly acquired Chilean operations, the increase in legal reserves, and stock option compensation recorded in the first quarter of 2006.

Interest expense for the third quarter of 2006 of $5.7 million was up $852,000, compared to the prior year third quarter primarily from higher interest rates, increased levels of debt and accretion of the fair market value adjustment recorded due to hedge accounting being discontinued at the beginning of 2006. As the result of a recently issued SFAS 133 Interpretation, the Company recorded in other income $1,974,000 for the change in the market value of the interest rate swap during the third quarter of 2006. Prior to this interpretation, we classified the swap as a hedge.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted in accordance with the terms of the Company’s credit agreement for its senior credit facility, was $16.1 million for the third quarter of 2006, compared to $17.6 million for the comparable period in 2005. For the first nine months of 2006, adjusted EBITDA was $27.2 million compared to $31.1 million for the same period in 2005.

GSE recently acquired the operating assets, patent and other intangible assets of ProGreen Sport Surfaces, LLC, who was in the business of marketing, selling and installing synthetic turf for athletic fields. In addition, the Company acquired the exclusive rights to a patent pending storm water detention system from GeoStorage Corporation. Both of these acquisitions show potential for providing above average market growth. “These two new markets are consistent with GSE’s ongoing diversification strategy. We now have the opportunity to combine our current environmental geosynthetic products and installation services business with the artificial turf business of ProGreen and the storm water detention system of GeoStorage”, said Samir T. Badawi, GSE CEO and President.

Third Quarter Conference Call

The Company will host a conference call on Friday, November 3, 2006, at 10:00am (ET). This call will discuss results of operations for the third quarter of 2006 and answer questions from participants.

Note holders may join in the conference call by dialing 800.946.0705 or, if calling from outside the United States, 719.457.2637, and enter conference ID# 9748708. The conference call will also be broadcast live over the internet. To access the webcast, go to www.gseworld.com, the investor relations page, at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software.

If you are unable to participate in the live call, the webcast of the conference call will be available at the Web site listed above following the event and will be available until the close of business November 27, 2007.

About Gundle/SLT Environmental, Inc.

Gundle/SLT Environmental, Inc., headquartered in Houston, is a global manufacturer and marketer of geosynthetic lining solutions, products and services used in the containment and management of solids, liquids and gases for organizations engaged in waste management, mining, water and wastewater treatment, and aquaculture.

* * * *
This press release contains certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release the words, “believe”, “expect”, “intend” and words or phrases of similar import, as they relate to GSE or its management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, among other things, competitive market factors, worldwide manufacturing capacity in the industry, general economic conditions around the world, raw material pricing and supply, governmental regulation and supervision, seasonality, distribution networks and other factors described more fully in GSE’s reports filed with the Securities and Exchange Commission. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those currently believed, expected or intended.

GUNDLE/SLT ENVIRONMENTAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,

	2006	2005	2006	2005

SALES AND OPERATING REVENUE	$122,775	$97,595	$269,736	$244,223
COST OF PRODUCTS & SERVICES	104,179	76,294	232,133	201,703

GROSS PROFIT	18,596	21,301	37,603	42,520

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES	8,287	8,469	27,789	25,422

OPERATING INCOME	10,309	12,832	9,814	17,098

OTHER (INCOME) EXPENSES:
INTEREST EXPENSE	5,739	4,887	16,444	14,294
INTEREST INCOME	(303)	(74)	(913)	(456)
CHANGE IN FAIR VALUE OF DERIVATIVES	(1,974)	-	339	-
FOREIGN EXCHANGE LOSS (GAIN)	(4)	(124)	(130)	28
MINORITY INTEREST	27	350	84	281
OTHER (INCOME) EXPENSE, NET	(581)	219	(639)	131

INCOME (LOSS) BEFORE INCOME TAXES	7,405	7,574	(5,371)	2,820

INCOME TAX PROVISION (BENEFIT)	2,740	2,701	(1,201)	1,774

NET INCOME (LOSS)	$4,665	$4,873	$(4,170)	$1,046

GUNDLE/SLT ENVIRONMENTAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2006	2005

ASSETS

Current Assets	$154,310	$127,011
Property and equipment, net	88,685	91,283
Goodwill and other intangibles, net	81,357	85,360
Other non-current assets	11,747	12,747

Total assets	$336,099	$316,401

LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities	$88,895	$58,683
Long-term debt	162,032	165,650
Other non-current liabilities	17,025	22,437

Shareholder's equity	68,147	69,631

Total liabilities and shareholder's equity	$336,099	$316,401

GUNDLE/SLT ENVIRONMENTAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months
	Ended September 30,

	2006	2005

CASH FLOWS

Cash flows from operating activities	$(18,242)	$(4,496)
Cash flows from investing activities	(8,308)	(1,777)
Cash flows from financing activities	11,254	(214)
Effect of exchange rate changes on cash	123	(480)

Decrease in cash and cash equivalents	(15,173)	(6,967)
Cash and cash equivalents, beginning of period	21,094	23,716
Cash and cash equivalents, end of period	$5,921	$16,749

Schedule A
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(dollars in millions)

	2006	2005
Third Quarter	Q3	Q3

Net income (loss)	$4.7	$4.9

Interest, net	5.5	4.9
Income tax expense	2.7	2.7
Depreciation	2.9	2.7
Amortization	1.4	1.2

EBITDA	17.2	16.3

Other items:
Allowable interest income	0.3	0.6
Mark to market of embedded derivative	(2.0)	0.3
Foreign currency (gains)/losses	(0.0)	(0.1)
CHS management fees/expenses	0.6	0.5

Adjusted EBITDA	$16.1	$17.6

	2006	2005
Nine Months Ended	Q3	Q3

Net loss	$(4.2)	$1.1

Interest, net	15.6	14.3
Income tax (benefit)/expense	(1.2)	1.8
Depreciation	8.6	7.9
Amortization	4.3	3.6

EBITDA	23.1	28.7

Other items:
Acquisition related expenses	-	0.6
Sale of PP&E, write-up effect	0.1	0.1
Cicala litigation costs	0.9	-
Allowable interest income	0.9	-
Mark to market of embedded derivative	0.3	0.2
Stock compensation under FAS 123R	0.2	-
Fair value of assets purchased	0.3
Foreign currency (gains)/losses	(0.1)	-
CHS management fees/expenses	1.6	1.5

Adjusted EBITDA	$27.2	$31.1

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are presented because they are believed to be frequently used by parties interested in Gundle/ SLT Environmental, Inc. (GSE). Management believes that EBITDA and Adjusted EBITDA provide useful information to investors because they facilitate an investor's comparison of GSE's operating results to that of companies with different capital structures and with cost basis in assets that have not been revalued and written-up in an allocation of a recent acquisition's purchase price.

The calculation of Adjusted EBITDA, presented above, is as defined in the credit agreement for GSE's senior credit facility. Adjusted EBITDA is used to measure compliance with covenants in the credit agreement, such as interest coverage and leverage ratio.

EBITDA and Adjusted EBITDA are not measures of financial performance under United States generally accepted accounting principles (US GAAP) and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with US GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.